EXHIBIT 21.1

BERKSHIRE HATHAWAY ENERGY COMPANY
SUBSIDIARIES AND JOINT VENTURES

Pursuant to Item 601(b)(21)(ii) of Regulation S-K, we have omitted certain subsidiaries (all of which, when considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of the end of our last fiscal year).

PPW Holdings LLC	Delaware
PacifiCorp	Oregon
MidAmerican Funding, LLC	Iowa
MHC Inc.	Iowa
MidAmerican Energy Company	Iowa
NVE Holdings, LLC	Delaware
NV Energy, Inc.	Nevada
Nevada Power Company d/b/a NV Energy	Nevada
Sierra Pacific Power Company d/b/a NV Energy	Nevada
Northern Powergrid Holdings Company	England
Northern Powergrid U.K. Holdings	England
Northern Powergrid Limited	England
Northern Electric plc.	England
Northern Powergrid (Northeast) Limited	England
Yorkshire Power Group Limited	England
Yorkshire Electricity Group plc.	England
Northern Powergrid (Yorkshire) plc.	England
NNGC Acquisition, LLC	Delaware
Northern Natural Gas Company	Delaware
KR Holding, LLC	Delaware
Kern River Gas Transmission Company	Texas
BHE Canada, LLC	Delaware
BHE Canada Holdings Corporation	Alberta
BHE AltaLink Ltd.	Canada
AltaLink Holdings, L.P.	Canada
AltaLink Investments, L.P.	Canada
AltaLink, L.P.	Canada
BHE U.S. Transmission, LLC	Delaware
BHE Renewables, LLC	Delaware
HomeServices of America, Inc.	Delaware